EXHIBIT 99.8

AMENDMENT TO
CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

     THIS AMENDMENT TO CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Amendment Agreement”) is made and entered into as of September 1, 2004, between O2 Diesel Corporation, a corporation organized and existing under the laws of the State of Washington (the “Company”), and Armadillo Investments, Plc. (the “Purchaser”).

     Whereas, the Company and the Purchaser entered into a Convertible Preferred Stock Purchase Agreement dated March 29, 2004 (the “SPA”), under which the Company sold to Purchaser 750,000 shares of its Series B 0% Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The Series B

     Preferred Stock has the rights, preferences and privileges set forth in the Certificate of Designation filed with the Delaware Secretary of State on March 12, 2002 (the “Certificate”).

     Whereas, the Company and Purchaser desire to amend the SPA and the Certificate.

     Now, therefore, for good and valuable consideration, the parties hereto agree as follows:

     1. Lock Up. A new section 4.14 is hereby added to the SPA, to read, in its entirety, as follows:

     “4.14 Lockup. Purchaser agress not to sell, transfer or assign all or any part of the Series B Preferred Stock, or to convert the Series B Preferred Stock as provided in the Certificate, for a period of two (2) years following the Closing Date (as defined in the SPA), without the express written consent of the Company, which may be withheld for any reason.”

     2. Amendment to Certificate. The Certificate shall be amended to redefine the term “Floating Conversion Price” as provided in the Articles of Amendment attached hereto as Exhibit A. The Company shall file the Articles of Amendment with the Washington Secretary promptly after the execution of this Amendment Agreement and furnish proof of filing to Purchaser.

     3. General. Except as herein provided, the SPA and the Certificate shall continue in full force and effect.

[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

Company:

O2 Diesel Corporation

By:	/s/ ALAN RAE

Name: ALAN RAE
Title: CEO

Purchaser:

Armadillo Investments, Plc.

By:	/s/ HARRY PEARL

Name: HARRY PEARL
Title: Chairman

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